Exhibit 99.1
PART I. FINANCIAL INFORMATION
Item 1. Financial Statements
BUCKEYE GP HOLDINGS L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues:
Product sales	$564,044	$258,188	$1,633,958	$728,744
Transportation and other services	170,813	165,256	499,349	462,760

Total revenue	734,857	423,444	2,133,307	1,191,504

Costs and expenses:
Cost of product sales and natural gas storage services	560,248	258,507	1,628,630	702,623
Operating expenses	68,685	66,100	204,037	208,842
Depreciation and amortization	15,062	13,138	44,259	40,061
Asset impairment expense	—	—	—	72,540
General and administrative	11,349	9,814	35,438	30,007
Reorganization expense	—	996	—	29,109

Total costs and expenses	655,344	348,555	1,912,364	1,083,182

Operating income	79,513	74,889	220,943	108,322

Other income (expense):
Investment income	140	65	380	359
Interest and debt expense	(22,082)	(20,391)	(65,088)	(54,030)

Total other expense	(21,942)	(20,326)	(64,708)	(53,671)

Income before earnings from equity investments	57,571	54,563	156,235	54,651
Earnings from equity investments	3,391	3,807	8,807	9,031

Net income	60,962	58,370	165,042	63,682
Less: net income attributable to noncontrolling interests	(49,021)	(47,275)	(130,324)	(32,666)

Net income attributable to Buckeye GP Holdings L.P.	$11,941	$11,095	$34,718	$31,016

Earnings per partnership unit:
Basic	$0.42	$0.39	$1.23	$1.10

Diluted	$0.42	$0.39	$1.23	$1.10

Weighted average number of common units outstanding:
Basic	28,300	28,300	28,300	28,300

Diluted	28,300	28,300	28,300	28,300

See Notes to Unaudited Condensed Consolidated Financial Statements.

BUCKEYE GP HOLDINGS L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except unit amounts)
(Unaudited)

	September 30,	December 31,
	2010	2009
Assets:
Current assets:
Cash and cash equivalents	$15,922	$37,574
Trade receivables, net	133,695	124,165
Construction and pipeline relocation receivables	8,844	14,095
Inventories	267,724	310,214
Derivative assets	2,600	4,959
Assets held for sale	—	22,000
Prepaid and other current assets	74,484	104,251

Total current assets	503,269	617,258

Property, plant and equipment, net	2,248,866	2,238,321
Equity investments	108,143	96,851
Goodwill	432,124	432,124
Intangible assets, net	41,817	45,157
Other non-current assets	37,732	56,860

Total assets	$3,371,951	$3,486,571

Liabilities and partners’ capital:
Current liabilities:
Line of credit	$211,800	$239,800
Current portion of long-term debt	3,059	6,178
Accounts payable	56,346	56,723
Derivative liabilities	10,978	14,665
Accrued and other current liabilities	115,489	113,474

Total current liabilities	397,672	430,840

Long-term debt	1,441,287	1,500,495
Long-term derivative liabilities	40,910	—
Other non-current liabilities	109,521	102,942

Total liabilities	1,989,390	2,034,277

Commitments and contingent liabilities	—	—

Partners’ capital:
Buckeye GP Holdings L.P. capital:
General Partner (2,830 common units outstanding as of September 30, 2010 and December 31, 2009)	7	7
Limited Partners (27,771,186 common units outstanding as of September 30, 2010 and December 31, 2009)	232,985	236,545
Management (525,984 units outstanding as of September 30, 2010 and December 31, 2009)	3,157	3,225
Equity gains on issuance of Buckeye Partners, L.P. limited partner units	2,557	2,557

Total Buckeye GP Holdings L.P. capital	238,706	242,334
Noncontrolling interests	1,143,855	1,209,960

Total partners’ capital	1,382,561	1,452,294

Total liabilities and partners’ capital	$3,371,951	$3,486,571

See Notes to Unaudited Condensed Consolidated Financial Statements.

BUCKEYE GP HOLDINGS L.P.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2010	2009
Cash flows from operating activities:
Net income	$165,042	$63,682

Adjustments to reconcile net income to cash provided by operating activities:
Value of ESOP shares released	3,480	768
Depreciation and amortization	44,259	40,061
Asset impairment expense	—	72,540
Net changes in fair value of derivatives	(16,152)	(5,632)
Non-cash deferred lease expense	3,176	3,375
Earnings from equity investments of Buckeye Partners, L.P.	(8,807)	(9,031)
Distributions from equity investments of Buckeye Partners, L.P.	11,027	4,281
Amortization of other non-cash items	7,552	4,765
Change in assets and liabilities:
Trade receivables	(9,530)	(8,428)
Construction and pipeline relocation receivables	5,251	9,394
Inventories	56,657	(90,579)
Prepaid and other current assets	31,289	(19,804)
Accounts payable	(377)	(2,308)
Accrued and other current liabilities	(2,367)	8,196
Other non-current assets	3,059	(21,069)
Other non-current liabilities	2,548	14,469

Total adjustments from operating activities	131,065	998

Net cash provided by operating activities	296,107	64,680

Cash flows from investing activities:
Capital expenditures	(49,275)	(58,803)
Acquisition of additional interest in equity investment	(13,512)	—
Contributions to equity investments	—	(3,870)
Acquisitions	(1,269)	(10)
Net proceeds from disposal of property, plant and equipment	22,448	1,248

Net cash used in investing activities	(41,608)	(61,435)

Cash flows from financing activities:
Net proceeds from issuance of Buckeye Partners, L.P. limited partner units	—	104,633
Proceeds from exercise of Buckeye Partners, L.P. unit options	4,275	1,901
Issuance of long-term debt	—	273,210
Repayment of long-term debt	(4,644)	(4,730)
Borrowings under credit facility	175,900	160,720
Repayments under credit facility	(233,900)	(458,987)
Net (repayments) borrowings under BES credit agreement	(28,000)	53,600
Debt issuance costs	(3,245)	(2,138)
Costs associated with agreement and plan of merger	(4,514)	—
Distributions paid to noncontrolling partners of Buckeye Partners, L.P.	(145,516)	(133,104)
Distributions paid to partners	(36,507)	(29,716)

Net cash used in financing activities	(276,151)	(34,611)

Net decrease in cash and cash equivalents	(21,652)	(31,366)
Cash and cash equivalents — Beginning of period	37,574	61,281

Cash and cash equivalents — End of period	$15,922	$29,915

See Notes to Unaudited Condensed Consolidated Financial Statements.

BUCKEYE GP HOLDINGS L.P.
CONDENSED CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL
(In thousands)
(Unaudited)

	Buckeye GP Holdings L.P. Unitholders
				Equity Gains
	General	Limited		on Issuance
	Partner	Partner		of Buckeye’s
	Common	Common	Management	Limited	Noncontrolling
	Units	Units	Units	Partner Units	Interests	Total
Balance – January 1, 2009	$7	$226,565	$3,037	$2,451	$1,166,774	$1,398,834
Net income*	—	30,434	582	—	32,666	63,682
Distributions paid to partners	—	(29,159)	(557)	—	—	(29,716)
Recognition of unit-based compensation charges	—	972	18	—	—	990
Equity gains on issuance of Buckeye’s limited partner units	—	—	—	106	(106)	—
Net proceeds from issuance of 3.0 million of Buckeye’s limited partner units	—	—	—	—	104,633	104,633
Amortization of Buckeye’s unit-based compensation awards	—	—	—	—	1,210	1,210
Exercise of limited partner unit options	—	—	—	—	1,901	1,901
Services Company’s non-cash ESOP distributions	—	—	—	—	(4,740)	(4,740)
Distributions paid to noncontrolling interests	—	—	—	—	(133,104)	(133,104)
Adjustment to funded status of benefit plans	—	—	—	—	6,400	6,400
Other	—	—	—	—	3,261	3,261

Balance – September 30, 2009	$7	$228,812	$3,080	$2,557	$1,178,895	$1,413,351

Balance – January 1, 2010	$7	$236,545	$3,225	$2,557	$1,209,960	$1,452,294
Net income*	—	34,068	650	—	130,324	165,042
Costs associated with agreement and plan of merger		(2,746)	(52)		(4,129)	(6,927)
Distributions paid to partners	—	(35,823)	(684)	—	—	(36,507)
Recognition of unit-based compensation charges	—	941	18	—	—	959
Amortization of Buckeye’s unit-based compensation awards	—	—	—	—	5,159	5,159
Exercise of limited partner unit options	—	—	—	—	4,275	4,275
Services Company’s non-cash ESOP distributions	—	—	—	—	(2,639)	(2,639)
Distributions paid to noncontrolling interests	—	—	—	—	(145,516)	(145,516)
Change in value of derivatives	—	—	—	—	(58,772)	(58,772)
Investment in Buckeye’s limited partner units	—	—	—	—	4,503	4,503
Other	—	—	—	—	690	690

Balance — September 30, 2010	$7	$232,985	$3,157	$2,557	$1,143,855	$1,382,561

*	Comprehensive income equals net income.
See Notes to Unaudited Condensed Consolidated Financial Statements.

BUCKEYE GP HOLDINGS L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
1. ORGANIZATION AND BASIS OF PRESENTATION
Partnership Organization
     Buckeye GP Holdings L.P. is a publicly traded Delaware master limited partnership (“MLP”), the common units (“Common Units”) of which are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “BGH.” We were organized on June 15, 2006 and own 100% of Buckeye GP LLC (“Buckeye GP”), which is the general partner of Buckeye Partners, L.P. (“Buckeye”). Buckeye is also a publicly traded Delaware MLP which was organized in 1986, and its limited partner units (“LP Units”) are separately traded on the NYSE under the ticker symbol “BPL.” Approximately 62% of our outstanding equity, which includes Common Units and management units (“Management Units”), are owned by BGH GP Holdings, LLC (“BGH GP”) and approximately 38% by the public. BGH GP is owned by affiliates of ArcLight Capital Partners, LLC (“ArcLight”), Kelso & Company (“Kelso”), and certain investment funds along with certain members of senior management of Buckeye GP. MainLine Management LLC, a Delaware limited liability company (“MainLine Management”), is our general partner and is wholly owned by BGH GP. As used in these Notes to Unaudited Condensed Consolidated Financial Statements, unless the context requires otherwise, references to “we,” “us,” “our” or "BGH” are intended to mean the business and operations of Buckeye GP Holdings L.P. on a consolidated basis, including those of Buckeye. References to “Buckeye” mean Buckeye Partners, L.P. and its consolidated subsidiaries.
     Our only business is the ownership of Buckeye GP. Buckeye GP’s only business is the management of Buckeye and its subsidiaries. At September 30, 2010, Buckeye GP owned an approximate 0.5% general partner interest in Buckeye.
     Buckeye was formed in 1986 and owns and operates one of the largest independent refined petroleum products pipeline systems in the United States in terms of volumes delivered with approximately 5,400 miles of pipeline and 68 active products terminals that provide aggregate storage capacity of approximately 27.3 million barrels. In addition, Buckeye operates and maintains approximately 2,400 miles of other pipelines under agreements with major oil and gas, petrochemical and chemical companies, and performs certain engineering and construction management services for third parties. Buckeye also owns and operates a major natural gas storage facility in northern California, and is a wholesale distributor of refined petroleum products in the United States in areas also served by its pipelines and terminals. We, through Buckeye, operate and report in five business segments: Pipeline Operations; Terminalling & Storage; Natural Gas Storage; Energy Services; and Development & Logistics.
     Buckeye Pipe Line Services Company (“Services Company”) was formed in 1996 in connection with the establishment of the Buckeye Pipe Line Services Company Employee Stock Ownership Plan (the “ESOP”). At September 30, 2010, Services Company owned approximately 2.9% of Buckeye’s LP Units. Services Company employees provide services to Buckeye’s operating subsidiaries. Pursuant to a services agreement entered into in December 2004 (the “Services Agreement”), Buckeye’s operating subsidiaries reimburse Services Company for the costs of the services provided by Services Company.
Agreement and Plan of Merger
     On August 18, 2010, we and our general partner entered into a First Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”) with Buckeye, its general partner and Grand Ohio, LLC (“Merger Sub”), Buckeye’s subsidiary. Pursuant to the Merger Agreement, Merger Sub will be merged into BGH, with BGH as the surviving entity (the “Merger”). In the transaction, the incentive compensation agreement (also referred to as the incentive distribution rights) held by Buckeye’s general partner will be cancelled, the general partner units held by Buckeye’s general partner (representing an approximate 0.5% general partner interest in Buckeye) will be converted to a non-economic general partner interest, all of the economic interest in us will be acquired by BPL and our unitholders will receive aggregate consideration of approximately 20 million of Buckeye’s LP Units.

BUCKEYE GP HOLDINGS L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
     The Merger Agreement is subject to, among other things, approval by the affirmative vote of the holders of a majority of Buckeye’s LP Units outstanding and entitled to vote at a meeting of the holders of Buckeye’s LP Units, approval by the (a) affirmative vote of holders of a majority of our Common Units and (b) affirmative vote of holders of a majority of our Common Units and management units, voting together as a single class.
     The Merger will be accounted for as an equity transaction. Therefore, changes in our ownership interest as a result of the Merger will not result in gain or loss recognition. We will be considered the surviving consolidated entity for accounting purposes, while Buckeye will be the surviving consolidated entity for legal and reporting purposes.
     We incurred a total of $2.8 million of costs associated with the Merger during the nine months ended September 30, 2010, of which $1.3 million has been paid. Together with Buckeye, the aggregate costs associated with the Merger incurred during the nine months ended September 30, 2010 were $6.9 million, of which $4.5 million has been paid. We charged these costs directly to partners’ capital.
Basis of Presentation
     The accompanying unaudited condensed consolidated financial statements reflect all adjustments that are, in the opinion of our management, of a normal and recurring nature and necessary for a fair statement of our financial position as of September 30, 2010, and the results of our operations and cash flows for the periods presented. The results of operations for the three and nine months ended September 30, 2010 are not necessarily indicative of results of our operations for the 2010 fiscal year. The unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). We have eliminated all intercompany transactions in consolidation. The consolidated financial statements also include the accounts of wholly-owned subsidiaries, as well as the accounts of Buckeye and Services Company, on a consolidated basis. Certain information and note disclosures normally included in annual financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) have been condensed or omitted pursuant to those rules and regulations. These interim financial statements should be read in conjunction with our consolidated financial statements and notes thereto presented in our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC on March 2, 2010.
Reclassifications
     Certain prior year amounts have been reclassified in the condensed consolidated statements of cash flows to conform to the current-year presentation. The reclassification in the condensed consolidated statements of cash flows is as follows:
•	We have separately disclosed cash flows from the issuance of long-term debt and borrowings under our credit facilities for the nine months ended September 30, 2009. These amounts had been included within the same line item in the 2009 period.
     This reclassification had no impact on net income or cash flows from operating, investing or financing activities.
Recent Accounting Developments
     Consolidation of Variable Interest Entities (“VIEs”). In June 2009, the Financial Accounting Standards Board (“FASB”) amended consolidation guidance for VIEs. The objective of this new guidance is to improve financial reporting by companies involved with VIEs. This guidance requires each reporting company to perform an analysis to determine whether the company’s variable interest or interests give it a controlling financial interest in a VIE. The new guidance was effective for us on January 1, 2010. The adoption of this guidance did not have an impact on our consolidated financial statements.

BUCKEYE GP HOLDINGS L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
     Fair Value Measurements. In January 2010, the FASB issued guidance that requires new disclosures related to fair value measurements. The new guidance requires expanded disclosures related to transfers between Level 1 and 2 activities and a gross presentation for Level 3 activity. The new accounting guidance is effective for fiscal years and interim periods beginning after December 15, 2009, except for the new disclosures related to Level 3 activities, which are effective for fiscal years beginning after December 15, 2010 and for interim periods within those years. The new guidance became effective for us on January 1, 2010, except for the new disclosures related to Level 3 activities, which will be effective for us on January 1, 2011. We have included the enhanced disclosure requirements regarding fair value measurements in Note 12.
2. ACQUISITIONS AND DISPOSITION
Refined Petroleum Products Terminals and Pipeline Assets Acquisition
     On November 18, 2009, we acquired from ConocoPhillips certain refined petroleum product terminals and pipeline assets for approximately $47.1 million in cash. In addition, we acquired certain inventory on hand upon completion of the transaction for additional consideration of $7.3 million. The assets include over 300 miles of active pipeline that provide connectivity between the East St. Louis, Illinois and East Chicago, Indiana markets and three terminals providing 2.3 million barrels of storage tankage. ConocoPhillips entered into certain commercial contracts with us concurrent with our acquisition regarding usage of the acquired facilities. We believe the acquisition of these assets has given us greater access to markets and refinery operations in the Midwest and increased the commercial value of these assets and certain of our existing assets to our customers by offering enhanced distribution connectivity and flexible storage capabilities. The operations of these acquired assets are reported in the Pipeline Operations and Terminalling & Storage segments. The purchase price has been allocated to the tangible and intangible assets acquired, as follows (in thousands):

Inventory	$7,287
Property, plant and equipment	44,400
Intangible assets	4,580
Environmental and other liabilities	(1,834)

Allocated purchase price	$54,433

Acquisition of Additional Interest in West Shore Pipe Line Company
     On August 2, 2010, in connection with our exercise of a right of first refusal, we completed the acquisition of additional shares of West Shore Pipe Line Company (“West Shore”) common stock from an affiliate of BP plc, resulting in an increase in our ownership interest in West Shore from 24.9% to 34.6%. We paid approximately $13.5 million for this additional interest. We exercised our right of first refusal to purchase the additional shares because of the favorable economics associated with the investment opportunity and our desire to increase our ownership in a successful joint venture pipeline that we currently operate.
Acquisition of Other Pipeline Assets
     In August 2010, we acquired pipeline assets in western Pennsylvania for $1.3 million. These assets have been included in the Pipeline Operations segment.
Sale of Buckeye NGL Pipeline
     Effective January 1, 2010, we sold our ownership interest in an approximately 350-mile natural gas liquids pipeline (the “Buckeye NGL Pipeline”) that runs from Wattenberg, Colorado to Bushton, Kansas for $22.0 million. The assets had been classified as “Assets held for sale” in our consolidated balance sheet at December 31, 2009 with a carrying amount equal to the proceeds received. Revenues for Buckeye NGL Pipeline for the three and nine months ended September 30, 2009 were $1.7 million and $8.2 million, respectively.

BUCKEYE GP HOLDINGS L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
3. COMMITMENTS AND CONTINGENCIES
Claims and Proceedings
     In the ordinary course of business, we are involved in various claims and legal proceedings, some of which are covered by insurance. We are generally unable to predict the timing or outcome of these claims and proceedings. Based upon our evaluation of existing claims and proceedings and the probability of losses relating to such contingencies, we have accrued certain amounts relating to such claims and proceedings, none of which are considered material.
     In April 2010, the Pipeline Hazardous Materials Safety Administration (“PHMSA”) proposed penalties totaling approximately $0.5 million in connection with a tank overfill incident that occurred at our facility in East Chicago, Indiana, in May 2005 and other related personnel qualification issues raised as a result of PHMSA’s 2008 Integrity Inspection. We are contesting the proposed penalty. The timing or outcome of this appeal cannot reasonably be determined at this time.
     On August 24, 2010, the District Court of Harris County, Texas, entered an order consolidating three previously filed putative class actions (Broadbased Equities v. Forrest E. Wylie, et. al., Henry James Steward v. Forrest E. Wylie, et. al., and JR Garrett Trust v. Buckeye GP Holdings L.P., et al., each of which were previously described in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010) under the caption of Broadbased Equities v. Forrest E. Wylie, et al. and appointing interim co-lead class counsel and interim co-liaison counsel. The plaintiffs subsequently filed a consolidated amended class action and derivative complaint on September 1, 2010 (the “Complaint”). The Complaint purports to be a putative class and derivative action alleging that MainLine Management and its directors breached their fiduciary duties to our public unitholders in connection with the Merger by, among other things, accepting insufficient consideration and failing to disclose all material facts in order that our unitholders may cast an informed vote on the Merger Agreement, and that Buckeye, Buckeye GP, MainLine Management, Merger Sub, BGH GP, ArcLight and Kelso aided and abetted the breaches of fiduciary duty.
     On October 29, 2010, the parties to the litigation entered into a Memorandum of Understanding (“MOU”) in connection with a proposed settlement of the class action and the Complaint. The MOU provides for dismissal with prejudice of the litigation and a release of the defendants from all present and future claims asserted in the litigation in exchange for, among other things, the agreement of the defendants to amend the Merger Agreement to reduce the termination fees payable by us upon termination of the Merger Agreement and to provide our unitholders with supplemental disclosure to Buckeye’s and our joint proxy statement/prospectus, dated September 24, 2010. The supplemental disclosure is set forth in a joint proxy statement/prospectus supplement, dated October 29, 2010, that was filed with the SEC on November 1, 2010.
     In addition, the MOU provides that, in settlement of the plaintiffs’ claims (including any claim against the defendants by the plaintiffs’ counsel for attorneys’ fees or expenses related to the litigation), the defendants (or their insurers) will pay a cash payment of $900,000, subject to final court approval of the settlement. The proposed settlement is subject to further definitive documentation and to a number of conditions, including, without limitation, completion of certain confirmatory discovery by the plaintiffs, the drafting and execution of a formal Stipulation of Settlement, the consummation of the Merger and court approval of the proposed settlement. There is no assurance that these conditions will be satisfied.
     We and the other defendants vigorously deny all liability with respect to the facts and claims alleged in the Complaint, and specifically deny that any modifications to the Merger Agreement or any supplemental disclosure was required or advisable under any applicable rule, statute, regulation or law. However, to avoid the substantial burden, expense, risk, inconvenience and distraction of continuing the litigation, and to fully and finally resolve the claims alleged, we and the other defendants agreed to the proposed settlement described above.

BUCKEYE GP HOLDINGS L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Environmental Contingencies
     In accordance with our accounting policy, we recorded operating expenses, net of insurance recoveries, of $2.2 million and $2.2 million during the three months ended September 30, 2010 and 2009, respectively, and $7.6 million and $8.8 million during the nine months ended September 30, 2010 and 2009, respectively, related to environmental expenditures unrelated to claims and proceedings.
Ammonia Contract Contingencies
     On November 30, 2005, Buckeye Gulf Coast Pipe Lines, L.P. (“BGC”) purchased an ammonia pipeline and other assets from El Paso Merchant Energy-Petroleum Company (“EPME”), a subsidiary of El Paso Corporation (“El Paso”). As part of the transaction, BGC assumed the obligations of EPME under several contracts involving monthly purchases and sales of ammonia. EPME and BGC agreed, however, that EPME would retain the economic risks and benefits associated with those contracts until their expiration at the end of 2012. To effectuate this agreement, BGC passes through to EPME both the cost of purchasing ammonia under a supply contract and the proceeds from selling ammonia under three sales contracts. For the vast majority of monthly periods since the closing of the pipeline acquisition, the pricing terms of the ammonia contracts have resulted in ammonia costs exceeding ammonia sales proceeds. The amount of the shortfall generally increases as the market price of ammonia increases.
     EPME has informed BGC that, notwithstanding the parties’ agreement, it will not continue to pay BGC for shortfalls created by the pass-through of ammonia costs in excess of ammonia revenues. EPME encouraged BGC to seek payment by invoking a $40.0 million guaranty made by El Paso, which guaranteed EPME’s obligations to BGC. If EPME fails to reimburse BGC for these shortfalls for a significant period during the remainder of the term of the ammonia agreements, then such unreimbursed shortfalls could exceed the $40.0 million cap on El Paso’s guaranty. To the extent the unreimbursed shortfalls significantly exceed the $40.0 million cap, the resulting costs incurred by BGC could adversely affect our financial position, results of operations and cash flows. To date, BGC has continued to receive payment for ammonia costs under the contracts at issue. BGC has not called on El Paso’s guaranty and believes only BGC may invoke the guaranty. EPME, however, contends that El Paso’s guaranty is the source of payment for the shortfalls, but has not clarified the extent to which it believes the guaranty has been exhausted. We have been working with EPME to terminate the ammonia sales contracts and ammonia supply contracts and, at no out of pocket cost to us, have terminated one of the ammonia sales contracts. Given, however, the uncertainty of future ammonia prices and EPME’s future actions, we continue to believe we have risk of loss and, at this time, are unable to estimate the amount of any such losses we might incur in the future. We are assessing our options in the event that we and EPME are unable to terminate the remaining contracts or otherwise mitigate the remaining risk, including potential recourse against EPME and El Paso, with respect to this matter.
Customer Bankruptcy
     One of our customers filed for bankruptcy in October 2009 and approximately $4.1 million remained payable to us from the customer pursuant to a pre-bankruptcy contract with that customer. In June 2010, we entered into a court approved settlement with the bankrupt customer and its largest creditor pursuant to which we were to be paid at least $2.0 million in cash, and we were released from both asserted and unasserted claims. In August 2010, we received a settlement payment of $2.0 million. As a result of this settlement, our Development & Logistics segment recognized approximately $2.1 million in expense related to the write-off of a portion of the outstanding receivable balance during the nine months ended September 30, 2010.

BUCKEYE GP HOLDINGS L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
4. INVENTORIES
     Our inventory amounts were as follows at the dates indicated (in thousands):

	September 30,	December 31,
	2010	2009
Refined petroleum products (1)	$257,124	$299,473
Materials and supplies	10,600	10,741

Total inventories	$267,724	$310,214

(1)	Ending inventory was 115.8 million and 141.7 million gallons of refined petroleum products at September 30, 2010 and December 31, 2009, respectively.
     At September 30, 2010 and December 31, 2009, approximately 93% and 99%, respectively, of our inventory was hedged. Hedged inventory is valued at current market prices with the change in value of the inventory reflected in our condensed consolidated statements of operations.
5. PREPAID AND OTHER CURRENT ASSETS
     Prepaid and other current assets consist of the following at the dates indicated (in thousands):

	September 30,	December 31,
	2010	2009
Prepaid insurance	$4,750	$7,088
Insurance receivables	9,942	13,544
Ammonia receivable	1,902	7,429
Margin deposits	11,807	21,037
Prepaid services	24,830	21,571
Unbilled revenue	3,425	13,201
Tax receivable	260	7,162
Prepaid taxes	7,197	2,213
Other	10,371	11,006

Total prepaid and other current assets	$74,484	$104,251

BUCKEYE GP HOLDINGS L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
6. EQUITY INVESTMENTS
     We own interests in related businesses that are accounted for using the equity method of accounting. The following table presents our equity investments, all included within the Pipeline Operations segment, at the dates indicated (in thousands):

		September 30,	December 31,
	Ownership (1)	2010	2009
Muskegon Pipeline LLC	40.0%	$14,536	$15,273
Transport4, LLC	25.0%	349	379
West Shore Pipe Line Company (2)	34.6%	43,500	30,320
West Texas LPG Pipeline Limited Partnership	20.0%	49,758	50,879

Total equity investments		$108,143	$96,851

(1)	Represents ownership interest in equity investment at September 30, 2010.

(2)	See Note 2 for a discussion of the acquisition of an additional interest in West Shore.
     The following table presents earnings from equity investments for the periods indicated (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Muskegon Pipeline LLC	$488	$385	$1,059	$923
Transport4, LLC	51	31	120	101
West Shore Pipe Line Company	1,229	1,204	3,730	3,401
West Texas LPG Pipeline Limited Partnership	1,623	2,187	3,898	4,606

Total earnings from equity investments	$3,391	$3,807	$8,807	$9,031

     Combined income statement data for the periods indicated for our equity method investments is summarized below (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues	$36,546	$36,212	$103,845	$100,626
Costs and expenses	19,690	17,351	55,934	49,964
Non-operating expense	3,983	3,184	11,021	9,053
Net income	12,873	15,677	36,890	41,609

BUCKEYE GP HOLDINGS L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
7. INTANGIBLE ASSETS
     Intangible assets consist of the following at the dates indicated (in thousands):

	September 30,	December 31,
	2010	2009
Customer relationships	$38,300	$38,300
Accumulated amortization	(7,858)	(5,631)

Net carrying amount	30,442	32,669

Customer contracts	16,380	16,380
Accumulated amortization	(5,005)	(3,892)

Net carrying amount	11,375	12,488

Total intangible assets	$41,817	$45,157

     For the three months ended September 30, 2010 and 2009, amortization expense related to intangible assets was $1.1 million and $0.9 million, respectively. For the nine months ended September 30, 2010 and 2009, amortization expense related to intangible assets was $3.3 million and $2.7 million, respectively. Amortization expense related to intangible assets is expected to be approximately $4.5 million for each of the next five years.
8. OTHER NON-CURRENT ASSETS
     Other non-current assets consist of the following at the dates indicated (in thousands):

	September 30,	December 31,
	2010	2009
Prepaid services	$8,051	$11,640
Derivative assets	—	17,204
Debt issuance costs	11,678	11,058
Insurance receivables	7,109	7,265
Other	10,894	9,693

Total other non-current assets	$37,732	$56,860

BUCKEYE GP HOLDINGS L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
9. ACCRUED AND OTHER CURRENT LIABILITIES
     Accrued and other current liabilities consist of the following at the dates indicated (in thousands):

	September 30,	December 31,
	2010	2009
Taxes – other than income	$17,190	$15,487
Accrued employee benefit liability	3,287	3,287
Environmental liabilities	10,387	10,799
Accrued interest	18,429	30,613
Payable for ammonia purchase	2,215	7,015
Deferred revenue	19,395	6,829
Compensation and vacation	12,910	11,385
Accrued capital expenditures	2,639	1,611
Reorganization	—	2,133
Deferred consideration	2,010	1,675
Other	27,027	22,640

Total accrued and other current liabilities	$115,489	$113,474

10. DEBT OBLIGATIONS
     Long-term debt consists of the following at the dates indicated (in thousands):

	September 30,	December 31,
	2010	2009
BGH:
BGH Credit Agreement	$—	$—
Services Company:
3.60% ESOP Notes due March 28, 2011	3,076	7,790
Retirement premium	(17)	(87)
Buckeye:
4.625% Notes due July 15, 2013 (1)	300,000	300,000
5.300% Notes due October 15, 2014 (1)	275,000	275,000
5.125% Notes due July 1, 2017 (1)	125,000	125,000
6.050% Notes due January 15, 2018 (1)	300,000	300,000
5.500% Notes due August 15, 2019 (1)	275,000	275,000
6.750% Notes due August 15, 2033 (1)	150,000	150,000
Credit Facility	20,000	78,000
BES Credit Agreement	211,800	239,800

Total debt	1,659,859	1,750,503
Other, including unamortized discounts and fair value hedges	(3,713)	(4,030)

Subtotal debt	1,656,146	1,746,473
Less: Current portion of long-term debt	(214,859)	(245,978)

Total long-term debt	$1,441,287	$1,500,495

(1)	We make semi-annual interest payments on these notes based on the rates noted above with the principal balances outstanding to be paid on or before the due dates as shown above.

BUCKEYE GP HOLDINGS L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
     The fair values of our aggregate debt and credit facilities were estimated to be $1,799.8 million and $1,769.8 million at September 30, 2010 and December 31, 2009, respectively. The fair values of the fixed-rate debt were estimated by observing market trading prices and by comparing the historic market prices of our publicly-issued debt with the market prices of other MLPs’ publicly-issued debt with similar credit ratings and terms. The fair values of the variable-rate debt are their carrying amounts, as the carrying amount reasonably approximates fair value due to the variability of the interest rates.
BGH
     We have a five-year, $10.0 million unsecured revolving credit facility with SunTrust Bank, as both administrative agent and lender (the “BGH Credit Agreement”). The BGH Credit Agreement may be used for working capital and other partnership purposes. We have pledged all of the limited liability company interests in Buckeye GP as security for our obligations under the BGH Credit Agreement. Borrowings under the BGH Credit Agreement bear interest under one of two rate options, selected by us, equal to either (i) the greater of (a) the federal funds rate plus 0.5% and (b) SunTrust Bank’s prime commercial lending rate; or (ii) the London Interbank Offered Rate (“LIBOR”), plus a margin which can range from 0.40% to 1.40%, based on the ratings assigned by Standard & Poor’s Rating Services and Moody’s Investor Service to our senior unsecured non-credit enhanced long-term debt. At September 30, 2010 and December 31, 2009, there were no amounts outstanding under the BGH Credit Agreement.
     The BGH Credit Agreement requires us to maintain leverage and funded debt coverage ratios. The leverage ratio covenant requires us to maintain, as of the last day of each fiscal quarter, a ratio of the total funded indebtedness of us and our Restricted Subsidiaries (as defined below), measured as of the last day of each fiscal quarter, to the aggregate dividends and distributions received by us and the Restricted Subsidiaries from Buckeye, plus all other cash received by us and the Restricted Subsidiaries, measured for the preceding twelve months, less expenses, of not more than 2.50 to 1.00. The BGH Credit Agreement defines “Restricted Subsidiaries” as certain of our wholly owned subsidiaries. The funded debt coverage ratio covenant requires us to maintain, as of the last day of each fiscal quarter, a ratio of us and all of our consolidated subsidiaries total consolidated funded debt to the consolidated EBITDA, as defined in the BGH Credit Agreement, of us and all of our subsidiaries, measured for the preceding twelve months, of not more than 5.25 to 1.00, subject to a provision for increases to 5.75 to 1.00 in connection with future acquisitions. At September 30, 2010, our funded debt coverage ratio was 4.32 to 1.00.
     The BGH Credit Agreement contains other covenants that prohibit us from taking certain actions, including but not limited to, declaring dividends or distributions if any default or event of default has occurred or would result from such a declaration and limiting our ability to incur additional indebtedness, creating negative pledges and granting certain liens, making certain loans, acquisitions, and investments, making material changes to the nature of us and our Restricted Subsidiaries’ business, and entering into a merger, consolidation, or sale of assets. At September 30, 2010, we were not aware of any instances of noncompliance with the covenants under the BGH Credit Agreement.
Services Company ESOP Notes
     Services Company had total debt outstanding of $3.1 million and $7.7 million at September 30, 2010 and December 31, 2009, respectively, consisting of 3.60% Senior Secured Notes (the “3.60% ESOP Notes”) due March 28, 2011 payable by the ESOP to a third-party lender. The 3.60% ESOP Notes were issued on May 4, 2004. The 3.60% ESOP Notes are collateralized by Services Company’s common stock and are guaranteed by Services Company. In addition, Buckeye has committed that, in the event that the value of Buckeye’s LP Units owned by Services Company falls below 125% of the balance payable under the 3.60% ESOP Notes, Buckeye will fund an escrow account with sufficient assets to bring the value of the total collateral (the value of Buckeye’s LP Units owned by Services Company and the escrow account) up to the 125% minimum. Amounts deposited in the escrow account are returned to Buckeye when the value of Buckeye’s LP Units owned by Services Company returns to an amount that exceeds the 125% minimum. At September 30, 2010, the value of Buckeye’s LP Units owned by Services Company exceeded the 125% requirement.

BUCKEYE GP HOLDINGS L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Credit Facility
     Buckeye has a borrowing capacity of $580.0 million under an unsecured revolving credit agreement (the “Credit Facility”) with SunTrust Bank, as administrative agent, which may be expanded up to $780.0 million subject to certain conditions and upon the further approval of the lenders. The Credit Facility’s maturity date is August 24, 2012, which Buckeye may extend for up to two additional one-year periods. Borrowings under the Credit Facility bear interest under one of two rate options, selected by Buckeye, equal to either (i) the greater of (a) the federal funds rate plus 0.5% and (b) SunTrust Bank’s prime rate plus an applicable margin, or (ii) LIBOR plus an applicable margin. The applicable margin is determined based on the current utilization level of the Credit Facility and ratings assigned by Standard & Poor’s Rating Services and Moody’s Investor Service for Buckeye’s senior unsecured non-credit enhanced long-term debt. At September 30, 2010 and December 31, 2009, $20.0 million and $78.0 million, respectively, were outstanding under the Credit Facility. The weighted average interest rate for borrowings under the Credit Facility was 0.5% at September 30, 2010.
     The Credit Facility requires Buckeye to maintain a specified ratio (the “Funded Debt Ratio”) of no greater than 5.00 to 1.00 subject to a provision that allows for increases to 5.50 to 1.00 in connection with certain future acquisitions. The Funded Debt Ratio is calculated by dividing consolidated debt by annualized EBITDA, which is defined in the Credit Facility as earnings before interest, taxes, depreciation, depletion and amortization, in each case excluding the income of certain of Buckeye’s majority-owned subsidiaries and equity investments (but including distributions from those majority-owned subsidiaries and equity investments). At September 30, 2010, Buckeye’s Funded Debt Ratio was approximately 3.77 to 1.00. As permitted by the Credit Facility, the $211.8 million of borrowings by Buckeye Energy Services LLC (“BES”) under its separate credit agreement (discussed below) was excluded from the calculation of the Funded Debt Ratio.
     In addition, the Credit Facility contains other covenants including, but not limited to, covenants limiting Buckeye’s ability to incur additional indebtedness, to create or incur liens on its property, to dispose of property material to its operations, and to consolidate, merge or transfer assets. At September 30, 2010, we were not aware of any instances of noncompliance with the covenants under Buckeye’s Credit Facility.
     At September 30, 2010 and December 31, 2009, Buckeye had committed $1.5 million and $1.4 million, respectively, in support of letters of credit. The obligations for letters of credit are not reflected as debt on our condensed consolidated balance sheets.
BES Credit Agreement
     BES had a credit agreement (the “BES Credit Agreement”) that provided for borrowings of up to $250.0 million with a maturity date of May 20, 2011. On June 25, 2010, BES amended and restated the BES Credit Agreement to increase the total commitments for borrowings available to BES up to $500.0 million. However, the maximum amount available to be borrowed under the amended and restated BES Credit Agreement is initially limited to $350.0 million. An accordion feature provides BES the ability to increase the commitments under the BES Credit Agreement to $500.0 million, subject to obtaining the requisite commitments and satisfying other customary conditions. In addition to the accordion, subject to BES’s satisfaction of certain financial covenants as set forth in the financial covenants table below, BES may, from time to time, elect to increase or decrease the maximum amount available for borrowing under the BES Credit Agreement in $5.0 million increments, but in no event below $150.0 million or above $500.0 million. The maturity date of the BES Credit Agreement is June 25, 2013. BES incurred $3.2 million of debt issuance costs related to the amendment, which will be amortized into interest expense over the term of the BES Credit Agreement.
     Under the BES Credit Agreement, borrowings accrue interest under one of three rate options, at BES’s election, equal to (i) the Administrative Agent’s Cost of Funds (as defined in the BES Credit Agreement) plus 2.25%, (ii) the Eurodollar Rate (as defined in the BES Credit Agreement) plus 2.25% or (iii) the Prime Rate (as defined in the BES Credit Agreement) plus 1.25%. The BES Credit Agreement also permits Daylight Overdraft Loans (as defined in the BES Credit Agreement), Swingline Loans (as defined in the BES Credit Agreement) and letters of credit. Such

BUCKEYE GP HOLDINGS L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
alternative extensions of credit are subject to certain conditions as specified in the BES Credit Agreement. The BES Credit Agreement is secured by liens on certain assets of BES, including its inventory, cash deposits (other than certain accounts), investments and hedging accounts, receivables and intangibles.
     The balances outstanding under the BES Credit Agreement were approximately $211.8 million and $239.8 million at September 30, 2010 and December 31, 2009, respectively, both of which were classified as current liabilities in our condensed consolidated balance sheets. The BES Credit Agreement requires BES to meet certain financial covenants, which are defined in the BES Credit Agreement and summarized below (in millions, except for the leverage ratio):

Borrowings	Minimum	Minimum	Maximum
outstanding on	Consolidated Tangible	Consolidated Net	Consolidated
BES Credit Agreement	Net Worth	Working Capital	Leverage Ratio
$150	$40	$30	7.0 to 1.0
Above $150 up to $200	$50	$40	7.0 to 1.0
Above $200 up to $250	$60	$50	7.0 to 1.0
Above $250 up to $300	$72	$60	7.0 to 1.0
Above $300 up to $350	$84	$70	7.0 to 1.0
Above $350 up to $400	$96	$80	7.0 to 1.0
Above $400 up to $450	$108	$90	7.0 to 1.0
Above $450 up to $500	$120	$100	7.0 to 1.0
     At September 30, 2010, BES’s Consolidated Tangible Net Worth and Consolidated Net Working Capital were $122.8 million and $72.8 million, respectively, and the Consolidated Leverage Ratio was 2.5 to 1.0. The weighted average interest rate for borrowings outstanding under the BES Credit Agreement was 2.5% at September 30, 2010.
     In addition, the BES Credit Agreement contains other covenants, including, but not limited to, covenants limiting BES’s ability to incur additional indebtedness, to create or incur certain liens on its property, to consolidate, merge or transfer its assets, to make dividends or distributions, to dispose of its property, to make investments, to modify its risk management policy, or to engage in business activities materially different from those presently conducted. At September 30, 2010, we were not aware of any instances of noncompliance with the covenants under the BES Credit Agreement.
11. OTHER NON-CURRENT LIABILITIES
     Other non-current liabilities consist of the following at the dates indicated (in thousands):

	September 30,	December 31,
	2010	2009
Accrued employee benefit liabilities (see Note 13)	$45,274	$45,837
Accrued environmental liabilities	18,447	19,053
Deferred consideration	16,918	18,425
Deferred rent	12,334	9,158
Deferred revenue	7,269	1,532
Other	9,279	8,937

Total other non-current liabilities	$109,521	$102,942

BUCKEYE GP HOLDINGS L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
12. DERIVATIVE INSTRUMENTS, HEDGING ACTIVITIES AND FAIR VALUE MEASUREMENTS
     We are exposed to certain risks, including changes in interest rates and commodity prices, in the course of our normal business operations. We use derivative instruments to manage risks associated with certain identifiable and anticipated transactions. Derivatives are financial instruments whose fair value is determined by changes in a specified benchmark such as interest rates or commodity prices. Typical derivative instruments include futures, forward contracts, swaps and other instruments with similar characteristics. We have no trading derivative instruments.
     Our policy is to formally document all relationships between hedging instruments and hedged items, as well as our risk management objectives and strategies for undertaking the hedge. This process includes specific identification of the hedging instrument and the hedged transaction, the nature of the risk being hedged and how the hedging instrument’s effectiveness will be assessed. Both at the inception of the hedge and on an ongoing basis, we assess whether the derivatives used in a transaction are highly effective in offsetting changes in cash flows or the fair value of hedged items. A discussion of our derivative activities by risk category follows.
Interest Rate Derivatives
     Buckeye utilizes forward-starting interest rate swaps to manage interest rate risk related to forecasted interest payments on anticipated debt issuances. This strategy is a component in controlling its cost of capital associated with such borrowings. When entering into interest rate swap transactions, Buckeye becomes exposed to both credit risk and market risk. Buckeye is subject to credit risk when the value of the swap transaction is positive and the risk exists that the counterparty will fail to perform under the terms of the contract. Buckeye is subject to market risk with respect to changes in the underlying benchmark interest rate that impacts the fair value of the swaps. Buckeye manages its credit risk by only entering into swap transactions with major financial institutions with investment-grade credit ratings. Buckeye manages its market risk by associating each swap transaction with an existing debt obligation or a specified expected debt issuance generally associated with the maturity of an existing debt obligation.
     Buckeye’s practice with respect to derivative transactions related to interest rate risk has been to have each transaction in connection with non-routine borrowings authorized by the board of directors of Buckeye GP. In January 2009, Buckeye GP’s board of directors adopted an interest rate hedging policy which permits Buckeye to enter into certain short-term interest rate swap agreements to manage its interest rate and cash flow risks associated with its Credit Facility. In addition, in July 2009 and May 2010, Buckeye GP’s board of directors authorized Buckeye to enter into certain transactions, such as forward-starting interest rate swaps, to manage its interest rate and cash flow risks related to certain expected debt issuances associated with the maturity of existing debt obligations.
     Buckeye expects to issue new fixed-rate debt (i) on or before July 15, 2013, to repay the $300.0 million of 4.625% Notes that are due on July 15, 2013, and (ii) on or before October 15, 2014, to repay the $275.0 million of 5.300% Notes that are due on October 15, 2014, although no assurances can be given that the issuance of fixed-rate debt will be possible on acceptable terms. During 2009, Buckeye entered into four forward-starting interest rate swaps with a total aggregate notional amount of $200.0 million related to the anticipated issuance of debt on or before July 15, 2013 and three forward-starting interest rate swaps with a total aggregate notional amount of $150.0 million related to the anticipated issuance of debt on or before October 15, 2014. During the nine months ended September 30, 2010, Buckeye entered into two forward-starting interest rate swaps with a total aggregate notional amount of $100.0 million related to the anticipated issuance of debt on or before July 15, 2013 and three forward-starting interest rate swaps with a total aggregate notional amount of $125.0 million related to the anticipated issuance of debt on or before October 15, 2014. The purpose of these swaps is to hedge the variability of the forecasted interest payments on these expected debt issuances that may result from changes in the benchmark interest rate until the expected debt is issued. During the three and nine months ended September 30, 2010, unrealized losses of $22.0 million and $58.1 million, respectively, were recorded in Buckeye’s accumulated other comprehensive income (loss) to reflect the change in the fair values of the forward-starting interest rate swaps. Buckeye designated the swap agreements as cash flow hedges at inception and expects the changes in values to be highly correlated with the changes in value of the underlying borrowings.

BUCKEYE GP HOLDINGS L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
     Over the next twelve months, Buckeye expects to reclassify $1.0 million of accumulated other comprehensive loss as an increase to interest expense that was generated by forward-starting interest rate swaps terminated in 2008 associated with its 6.050% Notes.
Commodity Derivatives
     Our Energy Services segment primarily uses exchange-traded refined petroleum product futures contracts to manage the risk of market price volatility on its refined petroleum product inventories and its physical commodity forward fixed-price purchase and sales contracts. The derivative contracts used to hedge refined petroleum product inventories are designated as fair value hedges. Accordingly, our method of measuring ineffectiveness compares the change in the fair value of New York Mercantile Exchange (“NYMEX”) futures contracts to the change in fair value of our hedged fuel inventory. Hedge accounting is discontinued when the hedged fuel inventory is sold or when the related derivative contracts expire. In addition, we periodically enter into offsetting exchange-traded futures contracts to economically close-out an existing futures contract based on a near-term expectation to sell a portion of our fuel inventory. These offsetting derivative contracts are not designated as hedging instruments and any resulting gains or losses are recognized in earnings during the period. The fair values of futures contracts for inventory designated as hedging instruments in the following tables have been presented net of these offsetting futures contracts.
     Our Energy Services segment has not used hedge accounting with respect to its fixed-price contracts. Therefore, our fixed-price contracts and the related futures contracts used to offset the changes in fair value of the fixed-price sales contracts are all marked-to-market on the condensed consolidated balance sheets with gains and losses being recognized in earnings during the period.
     In order to hedge the cost of natural gas used to operate our turbine engines at our Linden, New Jersey location, our Pipeline Operations segment bought natural gas futures contracts in March 2009 with terms that coincide with the remaining term of an ongoing natural gas supply contract (through July 2011). We designated the futures contract as a cash flow hedge at inception.
     The following table summarizes our commodity derivative instruments outstanding at September 30, 2010 (amounts in thousands of gallons, except as noted):

	Volume (1)		Accounting
Derivative Purpose	Current	Long-Term (2)	Treatment
Derivatives NOT designated as hedging instruments:

Fixed-price contracts	45,380	42	Mark-to-market
Futures contracts for fixed-price sales contracts	21,672	—	Mark-to-market
Futures contracts for inventory	14,448	—	Mark-to-market

Derivatives designated as hedging instruments:

Futures contracts for inventory	107,730	—	Fair Value Hedge
Futures contracts for natural gas (BBtu) (3)	300	—	Cash Flow Hedge

(1)	Volume represents absolute value of net notional volume position.

(2)	The maximum term for derivatives included in the long-term column is October 2011.

(3)	BBtu represents one billion British thermal units.

BUCKEYE GP HOLDINGS L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
     The following table sets forth the fair value of each classification of derivative instruments at the dates indicated (in thousands):

	September 30, 2010			December 31, 2009
			Derivative			Derivative
	Assets	(Liabilities)	Net Carrying	Assets	(Liabilities)	Net Carrying
	Fair Value	Fair Value	Value	Fair Value	Fair Value	Value
Derivatives NOT designated as hedging instruments:

Fixed-price contracts	$2,747	$(2,130)	$617	$4,959	$(3,662)	$1,297
Futures contracts for fixed-price sales contracts	2,808	(398)	2,410	7,594	(384)	7,210
Futures contracts for inventory	25,241	(24,550)	691	—	—	—

Derivatives designated as hedging instruments:

Futures contracts for inventory	795	(12,530)	(11,735)	1,992	(20,517)	(18,525)
Futures contracts for natural gas	—	(361)	(361)	312	—	312
Interest rate contracts	—	(40,910)	(40,910)	17,204	—	17,204

Total			$(49,288)			$7,498

	September 30,	December 31,
Balance Sheet Locations:	2010	2009
Derivative assets	$2,600	$4,959
Other non-current assets	—	17,204
Derivative liabilities	(10,978)	(14,665)
Long-term derivative liabilities	(40,910)	—

Total	$(49,288)	$7,498

     Our hedged inventory portfolio extends to the first quarter of 2011. The majority of the unrealized loss of $11.7 million at September 30, 2010 for futures contracts designated as inventory hedging instruments and unrealized gains in the fair values of the underlying hedged refined petroleum product inventories will be realized by the fourth quarter of 2010 as the inventory is sold. A loss of $1.5 million and a gain of $10.0 million were recorded on inventory hedges that were ineffective for the three months ended September 30, 2010 and 2009, respectively. For the nine months ended September 30, 2010 and 2009, gains recorded on inventory hedges that were ineffective were approximately $1.2 million and $17.7 million, respectively. At September 30, 2010, open refined petroleum product derivative contracts (represented by the fixed-price contracts and futures contracts for fixed-price sales contracts noted above) varied in duration, but did not extend beyond October 2011. In addition, at September 30, 2010, we had refined petroleum product inventories which we intend to use to satisfy a portion of the fixed-price contracts.

BUCKEYE GP HOLDINGS L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
     The gains and losses on our derivative instruments recognized in income were as follows for the periods indicated (in thousands):

		Gain (Loss) Recognized in Income on Derivatives
		Three Months Ended		Nine Months Ended
		September 30,		September 30,
	Location	2010	2009	2010	2009
Derivatives NOT designated as hedging instruments:
Fixed-price contracts	Product sales	$(1,974)	$3,937	$6,704	$3,366
Futures contracts for fixed-price sales contracts	Cost of product sales and natural gas storage services	3,363	(3,972)	(103)	7,489
Futures contracts for inventory	Cost of product sales and natural gas storage services	65	—	331	—

Derivatives designated as fair value hedging instruments:

Futures contracts for inventory	Cost of product sales and natural gas storage services	$(18,509)	$4,273	$(5,296)	$670
     The gains and losses reclassified from accumulated other comprehensive income (“AOCI”) to income and the change in value recognized in other comprehensive income (“OCI”) on our derivatives were as follows for the periods indicated (in thousands):

		Gain (Loss) Reclassified from AOCI to Income
		Three Months Ended		Nine Months Ended
		September 30,		September 30,
	Location	2010	2009	2010	2009
Derivatives designated as cash flow hedging instruments:

Futures contracts for natural gas	Cost of product sales and natural gas storage services	$(122)	$(192)	$(291)	$(407)
Futures contracts for refined petroleum products	Cost of product sales and natural gas storage services	—	—	—	(146)
Interest rate contracts	Interest and debt expense	(241)	(1,393)	(723)	(2,049)

	Change in Value Recognized in OCI on Derivatives
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Derivatives designated as cash flow hedging instruments:

Futures contracts for natural gas	$(337)	$(1)	$(949)	$162
Interest rate contracts	(21,957)	(3,849)	(58,114)	(4,006)

BUCKEYE GP HOLDINGS L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Fair Value Measurements
     Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a specified measurement date. Our fair value estimates are based on either (i) actual market data or (ii) assumptions that other market participants would use in pricing an asset or liability, including estimates of risk. Recognized valuation techniques employ inputs such as product prices, operating costs, discount factors and business growth rates. These inputs may be either readily observable, corroborated by market data or generally unobservable. In developing our estimates of fair value, we endeavor to utilize the best information available and apply market-based data to the extent possible. Accordingly, we utilize valuation techniques (such as the income or market approach) that maximize the use of observable inputs and minimize the use of unobservable inputs.
     A three-tier hierarchy has been established that classifies fair value amounts recognized or disclosed in the financial statements based on the observability of inputs used to estimate such fair values. The hierarchy considers fair value amounts based on observable inputs (Levels 1 and 2) to be more reliable and predictable than those based primarily on unobservable inputs (Level 3). At each balance sheet reporting date, we categorize our financial assets and liabilities using this hierarchy. The characteristics of fair value amounts classified within each level of the hierarchy are described as follows:
•	Level 1 inputs are based on quoted prices, which are available in active markets for identical assets or liabilities as of the reporting date. Active markets are defined as those in which transactions for identical assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

•	Level 2 inputs are based on pricing inputs other than quoted prices in active markets and are either directly or indirectly observable as of the measurement date. Level 2 fair values include instruments that are valued using financial models or other appropriate valuation methodologies and include the following:
▪	Quoted prices in active markets for similar assets or liabilities.

▪	Quoted prices in markets that are not active for identical or similar assets or liabilities.

▪	Inputs other than quoted prices that are observable for the asset or liability.

▪	Inputs that are derived primarily from or corroborated by observable market data by correlation or other means.
•	Level 3 inputs are based on unobservable inputs for the asset or liability. Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date. Unobservable inputs reflect the reporting entity’s own ideas about the assumptions that market participants would use in pricing an asset or liability (including assumptions about risk). Unobservable inputs are based on the best information available in the circumstances, which might include the reporting entity’s internally developed data. The reporting entity must not ignore information about market participant assumptions that is reasonably available without undue cost and effort. Level 3 inputs are typically used in connection with internally developed valuation methodologies where management makes its best estimate of an instrument’s fair value.

BUCKEYE GP HOLDINGS L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Recurring
     The following table sets forth financial assets and liabilities, measured at fair value on a recurring basis, as of the measurement dates, September 30, 2010 and December 31, 2009, and the basis for that measurement, by level within the fair value hierarchy (in thousands):

	September 30, 2010		December 31, 2009
		Significant		Significant
	Quoted Prices	Other	Quoted Prices	Other
	in Active	Observable	in Active	Observable
	Markets	Inputs	Markets	Inputs
	(Level 1)	(Level 2)	(Level 1)	(Level 2)
Financial assets:
Fixed-price contracts	$—	$2,497	$—	$4,959
Futures contracts for inventory and fixed-price sales contracts	103	—	—	—
Asset held in trust	—	—	1,793	—
Interest rate derivatives	—	—	—	17,204

Financial liabilities:
Fixed-price contracts	—	(1,880)	—	(3,662)
Futures contracts for inventory and fixed-price sales contracts	(8,737)	—	(11,003)	—
Futures contracts for natural gas	(361)	—	—	—
Interest rate derivatives	—	(40,910)	—	—

Total	$(8,995)	$(40,293)	$(9,210)	$18,501

     The values of the Level 1 derivative assets and liabilities were based on quoted market prices obtained from the NYMEX. The value of the Level 1 asset held in trust was obtained from quoted market prices.
     The values of the Level 2 interest rate derivatives were determined using expected cash flow models, which incorporated market inputs including the implied forward LIBOR yield curve for the same period as the future interest swap settlements.
     The values of the Level 2 fixed-price contracts assets and liabilities were calculated using market approaches based on observable market data inputs, including published commodity pricing data, which is verified against other available market data, and market interest rate and volatility data. Level 2 fixed-price contracts assets are net of credit value adjustments (“CVA”) determined using an expected cash flow model, which incorporates assumptions about the credit risk of the fixed-price contracts based on the historical and expected payment history of each customer, the amount of product contracted for under the agreement and the customer’s historical and expected purchase performance under each contract. The Energy Services segment determined CVA is appropriate because few of the Energy Services segment’s customers entering into these fixed-price contracts are large organizations with nationally-recognized credit ratings. The Level 2 fixed-price contracts assets of $2.5 million and $5.0 million as of September 30, 2010 and December 31, 2009, respectively, are net of CVA of ($0.3) million and ($0.9) million, respectively.

BUCKEYE GP HOLDINGS L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Non-Recurring
     Certain nonfinancial assets and liabilities are measured at fair value on a nonrecurring basis and are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment. The following table presents the fair value of an asset carried on the condensed consolidated balance sheet by asset classification and by level within the valuation hierarchy (as described above) at the date indicated for which a nonrecurring change in fair value has been recorded during the nine months ended September 30, 2009 (in thousands):

	September 30,				Total
	2009	Level 1	Level 2	Level 3	Losses
Prepaid and other current assets (1)	$8,639	$—	$—	$8,639	$72,540

(1)	Represents the property, plant and equipment of net assets held for sale that was included in prepaid and other current assets at September 30, 2009 (see Note 2).
     As a result of a loss in the customer base utilizing the Buckeye NGL Pipeline, we recorded a non-cash impairment charge of $72.5 million during the nine months ended September 30, 2009. The estimated fair value was based on a probability-weighted combination of income and market approaches.
13. PENSIONS AND OTHER POSTRETIREMENT BENEFITS
     Services Company, which employs the majority of our workforce, sponsors a retirement income guarantee plan (“RIGP”), which is a defined benefit plan that generally guarantees employees hired before January 1, 1986 a retirement benefit based on years of service and the employee’s highest compensation for any consecutive 5-year period during the last 10 years of service or other compensation measures as defined under the respective plan provisions. The retirement benefit is subject to reduction at varying percentages for certain offsetting amounts, including benefits payable under a retirement and savings plan discussed further below. Services Company funds the plan through contributions to pension trust assets, generally subject to minimum funding requirements as provided by applicable law.
     Services Company also sponsors an unfunded post-retirement benefit plan (the “Retiree Medical Plan”), which provides health care and life insurance benefits to certain of its retirees. To be eligible for these benefits, an employee must have been hired prior to January 1, 1991 and meet certain service requirements.
     The components of the net periodic benefit cost for the RIGP and Retiree Medical Plan were as follows for the three months ended September 30, 2010 and 2009 (in thousands):

	RIGP		Retiree Medical Plan
	Three Months Ended		Three Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Service cost	$66	$(44)	$74	$37
Interest cost	226	146	495	419
Expected return on plan assets	(86)	(47)	—	—
Amortization of prior service benefit	(11)	(47)	(741)	(679)
Amortization of unrecognized losses	241	90	223	220
Settlement/curtailment charge (1)	—	—	—	(1,571)

Net periodic benefit costs	$436	$98	$51	$(1,574)

(1)	In connection with Buckeye’s reorganization in 2009, $6.4 million of the aggregate amount of $29.1 million of expenses incurred through September 30, 2009 was recorded as an adjustment to the funded status of the RIGP and the Retiree Medical Plan, which represent settlement and curtailment adjustments.

BUCKEYE GP HOLDINGS L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
     The components of the net periodic benefit cost for the RIGP and Retiree Medical Plan were as follows for the nine months ended September 30, 2010 and 2009 (in thousands):

	RIGP		Retiree Medical Plan
	Nine Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Service cost	$199	$371	$221	$247
Interest cost	685	886	1,486	1,402
Expected return on plan assets	(260)	(427)	—	—
Amortization of prior service benefit	(34)	(282)	(2,223)	(2,397)
Amortization of unrecognized losses	731	802	670	743
Settlement/curtailment charge (1)	—	7,171	—	(771)

Net periodic benefit costs	$1,321	$8,521	$154	$(776)

(1)	In connection with Buckeye’s reorganization in 2009, $6.4 million of the aggregate amount of $29.1 million of expenses incurred through September 30, 2009 was recorded as an adjustment to the funded status of the RIGP and the Retiree Medical Plan, which represent settlement and curtailment adjustments.
     During the nine months ended September 30, 2010, we contributed $2.7 million to the RIGP.
14. UNIT-BASED COMPENSATION PLANS
     We have Management Units (see Note 1) and an equity compensation plan (“GP Equity Compensation Plan”) for certain members of our and BGH GP’s senior management. The GP Equity Compensation Plan includes both time-based and performance-based participation in the equity of BGH GP (but not ours) referred to as override units. Compensation expense recorded with respect to the override units was $0.3 million and $0.3 million for the three months ended September 30, 2010 and 2009, respectively, and $0.9 million and $1.0 million for the nine months ended September 30, 2010 and 2009, respectively.
     Buckeye awards unit-based compensation to employees and directors primarily under the 2009 Long-Term Incentive Plan of Buckeye Partners, L.P. (the “LTIP”), which became effective in March 2009. Buckeye formerly awarded options to acquire LP Units to employees pursuant to the Buckeye Partners, L.P. Unit Option and Distribution Equivalent Plan (the “Option Plan”). We recognized total unit-based compensation expense related to the LTIP and the Option Plan of $1.3 million and $0.5 million for the three months ended September 30, 2010 and 2009, respectively, and $3.8 million and $1.0 million for the nine months ended September 30, 2010 and 2009, respectively.

BUCKEYE GP HOLDINGS L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
BGH GP’s Override Units
     No override units were granted or forfeited during the nine months ended September 30, 2010. The following is a summary of the activity of the override units as of September 30, 2010 (in thousands):

	Number of Override Units			Total Number
			Operating	of Units
	Value A Units	Value B Units	Units	Awarded

Unvested at December 31, 2009	1,699	1,699	812	4,210
Vested	—	—	(266)	(266)

Unvested at September 30, 2010	1,699	1,699	546	3,944

	Compensation Costs for Override Units
			Operating
	Value A Units	Value B Units	Units	Totals

Total fair value of all outstanding override units	$3,587	$2,179	$5,808	$11,574
Less: Expense recorded from plan inception to September 30, 2010	—	—	(4,301)	(4,301)

Estimated future compensation costs at September 30, 2010	$3,587	$2,179	$1,507	$7,273

Buckeye’s Long-Term Incentive Plan
     The LTIP provides for the issuance of up to 1,500,000 LP Units, subject to certain adjustments. After giving effect to the issuance or forfeiture of phantom unit and performance unit awards through September 30, 2010, awards representing a total of 1,116,268 additional LP Units could be issued under the LTIP.
     On December 16, 2009, the Compensation Committee approved the terms of the Buckeye Partners, L.P. Unit Deferral and Incentive Plan (“Deferral Plan”). The Compensation Committee is expressly authorized to adopt the Deferral Plan under the terms of the LTIP, which grants the Compensation Committee the authority to establish a program pursuant to which Buckeye’s phantom units may be awarded in lieu of cash compensation at the election of the employee. At December 31, 2009, eligible employees were allowed to defer up to 50% of their 2009 compensation award under Buckeye’s Annual Incentive Compensation Plan or other discretionary bonus program in exchange for grants of phantom units equal in value to the amount of their cash award deferral (each such unit, a “Deferral Unit”). Participants also receive one matching phantom unit for each Deferral Unit. Approximately $1.8 million of 2009 compensation awards had been deferred at December 31, 2009, for which 62,332 phantom units (including matching units) were granted during the three months ended March 31, 2010. These grants are included as granted in the LTIP activity table below.
Awards under the LTIP
     During the nine months ended September 30, 2010, the Compensation Committee granted 123,669 phantom units to employees (including the 62,332 phantom units granted pursuant to the Deferral Plan discussed above), 12,000 phantom units to independent directors of Buckeye GP and MainLine Management, and 122,683 performance units to employees. The amount paid with respect to phantom unit distribution equivalents under the LTIP was $0.4 million for the nine months ended September 30, 2010.

BUCKEYE GP HOLDINGS L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
     The following table sets forth the LTIP activity for the periods indicated (dollars in thousands):

		Weighted
		Average
		Grant Date
	Number of	Fair Value
	LP Units	per LP Unit (1)	Total Value
Unvested at January 1, 2010	140,095	$39.81	$5,577
Granted	258,352	56.22	14,525
Vested	(18,518)	39.18	(725)
Forfeited	(15,234)	49.44	(753)

Unvested at September 30, 2010	364,695	$51.07	$18,624

(1)	Determined by dividing the aggregate grant date fair value of awards by the number of awards issued. The weighted-average grant date fair value per LP Unit for forfeited and vested awards is determined before an allowance for forfeitures.
     At September 30, 2010, approximately $10.8 million of compensation expense related to the LTIP is expected to be recognized over a weighted average period of approximately 1.9 years.
Buckeye’s Unit Option and Distribution Equivalent Plan
     Buckeye also sponsors the Option Plan, pursuant to which it historically granted options to employees to purchase LP Units at the market price of its LP Units on the date of grant. Generally, the options vest three years from the date of grant and expire ten years from the date of grant. As unit options are exercised, Buckeye issues new LP Units to the holder. Buckeye has not historically repurchased, and does not expect to repurchase in 2010, any of its LP Units.
     The impact of Buckeye’s Option Plan is immaterial to our condensed consolidated financial statements.
15. RELATED PARTY TRANSACTIONS
     Approximately 62% of our outstanding equity, which includes Common Units and Management Units, is owned by BGH GP and approximately 38% by the public. BGH GP is owned by affiliates of ArcLight, Kelso and certain investment funds along with certain members of senior management of Buckeye GP. MainLine Management is our general partner and is wholly owned by BGH GP.
     Services Company and Buckeye are considered related parties with respect to us. As discussed in Note 1, our condensed consolidated financial statements include the accounts of Services Company and Buckeye on a consolidated basis, and all intercompany transactions have been eliminated.
     We incurred a senior administrative charge for certain management services performed by affiliates of Buckeye GP of $0.5 million for the three months ended March 31, 2009. The senior administrative charge was waived indefinitely on April 1, 2009 as these affiliates are currently not providing services to us that were contemplated as being covered by the senior administrative charge. As a result, there were no related charges recorded in the last nine months of 2009 or during the nine months ended September 30, 2010.
     On August 18, 2010, we and our general partner entered into the Merger Agreement with Buckeye, its general partner and Merger Sub, Buckeye’s subsidiary, pursuant to which Merger Sub will be merged into BGH, with BGH as the surviving entity. The Merger Agreement amends and restates an original Agreement and Plan of Merger, dated as of June 10, 2010, by and among the parties to the Merger Agreement. See Note 1 for further information regarding the Merger.

BUCKEYE GP HOLDINGS L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
16. CASH DISTRIBUTIONS
     We generally make quarterly cash distributions to unitholders of substantially all of our available cash, generally defined in our partnership agreement as consolidated cash receipts less consolidated cash expenditures and such retentions for working capital, anticipated cash expenditures and contingencies as our general partner deems appropriate. Cash distributions totaled $36.5 million and $29.7 million during the nine months ended September 30, 2010 and 2009, respectively.
     On November 8, 2010, we announced a quarterly distribution of $0.47 per Common Unit that will be paid on November 30, 2010, to unitholders of record on November 15, 2010. Total cash distributed to unitholders on November 30, 2010 will total approximately $13.3 million.
17. EARNINGS PER PARTNERSHIP UNIT
     Basic and diluted earnings per partnership unit is calculated by dividing net income, after deducting the amount allocated to Buckeye, by the weighted-average number of partnership units outstanding during the period.
     The following table is a reconciliation of the weighted average number of Common Units used in the basic and diluted earnings per unit calculations for the periods indicated (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Basic:
Weighted average common units outstanding	27,774	27,770	27,774	27,770
Weighted average management units outstanding	526	530	526	530

Units for basic	28,300	28,300	28,300	28,300

Diluted:
Units used for basic calculation	28,300	28,300	28,300	28,300
Dilutive effect of additional management units	—	—	—	—

Units for diluted	28,300	28,300	28,300	28,300

BUCKEYE GP HOLDINGS L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
18. BUSINESS SEGMENTS
     We operate and report in five business segments: Pipeline Operations; Terminalling & Storage; Natural Gas Storage; Energy Services; and Development & Logistics.
     Each segment uses the same accounting policies as those used in the preparation of our consolidated financial statements. All inter-segment revenues, operating income and assets have been eliminated. All periods are presented on a consistent basis. All of our operations and assets are conducted and located in the United States.
     Financial information about each segment is presented below for the periods or at the dates indicated (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenue:
Pipeline Operations	$103,621	$96,714	$299,497	$294,084
Terminalling & Storage	41,900	34,036	125,039	94,108
Natural Gas Storage	21,663	28,576	68,318	60,325
Energy Services	566,804	258,407	1,636,955	728,563
Development & Logistics	9,082	7,516	27,382	25,446
Intersegment	(8,213)	(1,805)	(23,884)	(11,022)

Total revenue	$734,857	$423,444	$2,133,307	$1,191,504

Operating income (loss):
Pipeline Operations	$48,991	$41,846	$138,891	$35,208
Terminalling & Storage	23,656	17,323	70,695	39,095
Natural Gas Storage	2,795	7,591	9,548	19,572
Energy Services	2,581	5,620	(1,287)	10,404
Development & Logistics	1,490	2,509	3,096	4,043

Total operating income	$79,513	$74,889	$220,943	$108,322

Depreciation and amortization:
Pipeline Operations	$9,263	$8,659	$27,295	$26,482
Terminalling & Storage	2,386	1,813	7,051	5,401
Natural Gas Storage	1,643	1,241	4,924	3,943
Energy Services	1,331	986	3,702	2,946
Development & Logistics	439	439	1,287	1,289

Total depreciation and amortization	$15,062	$13,138	$44,259	$40,061

Capital additions, net: (1)
Pipeline Operations			$22,013	$20,813
Terminalling & Storage			16,116	15,186
Natural Gas Storage			7,466	18,884
Energy Services			2,835	2,973
Development & Logistics			845	947

Total capital additions, net			$49,275	$58,803

(1)	Amount excludes $1.0 million and ($2.6) million of non-cash changes in accruals for capital expenditures for the nine months ended September 30, 2010 and 2009, respectively (see Note 19).

BUCKEYE GP HOLDINGS L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

	September 30,	December 31,
	2010	2009
Total Assets:
Pipeline Operations (1)	$1,543,935	$1,592,916
Terminalling & Storage	522,941	532,971
Natural Gas Storage	549,243	573,261
Energy Services	461,146	482,025
Development & Logistics	60,386	74,476
Consolidating level	234,300	230,922

Total assets	$3,371,951	$3,486,571

Goodwill:
Pipeline Operations	$198,632	$198,632
Terminalling & Storage	49,618	49,618
Natural Gas Storage	169,560	169,560
Energy Services	1,132	1,132
Development & Logistics	13,182	13,182

Total goodwill	$432,124	$432,124

(1)	All equity investments are included in the assets of the Pipeline Operations segment.
19. SUPPLEMENTAL CASH FLOW INFORMATION
     Supplemental cash flows and non-cash transactions were as follows for the periods indicated (in thousands):

	Nine Months Ended
	September 30,
	2010	2009
Cash paid for interest (net of capitalized interest)	$73,230	$59,101
Cash paid for income taxes	801	1,650
Capitalized interest	1,710	2,906

Non-cash changes in assets and liabilities:
Change in capital expenditures in accounts payable	$1,028	$(2,606)
20. SUBSEQUENT EVENTS
Terminal Acquisitions
     On October 28, 2010, we entered into an agreement to acquire a refined petroleum products terminal on the southeast coast of Puerto Rico from an affiliate of Royal Dutch Shell plc (“Shell”). The terminal, located in Yabucoa, Puerto Rico, includes 44 storage tanks with approximately 4.6 million barrels of gasoline, jet fuel, diesel, fuel oil and crude oil storage capacity. Our investment will provide us with long-term fee-based revenues supported by multi-year commitments from Shell. The acquisition, which is subject to customary closing conditions, is expected to close in December 2010.
     On November 5, 2010, we completed the purchase of a refined petroleum products terminal in Opelousas, Louisiana from Chevron U.S.A Inc. (“Chevron”) for $13.0 million in cash. The terminal includes seven storage tanks with approximately 135,000 barrels of total storage capacity and a truck rack. In addition, Chevron has agreed to enter into a commercial contract with us that is associated with the acquired facility.